As filed with the Securities and Exchange Commission on November 1, 2006
Registration File No. 333-67165

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective
Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
RYAN’S RESTAURANT GROUP, INC.
(Exact name of registrant as specified in its charter)

South Carolina	57-0657895
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
405 Lancaster Avenue (29650)
Post Office Box 100 (29652)
Greer, South Carolina
(864) 879-1000 (telephone)
(Address, including Zip code, and telephone number, including area code, of registrant’s principal executive offices)
Ryan’s Family Steak Houses, Inc. 1998 Stock Option Plan
(Full title of plans)
H. Thomas Mitchell, Esq.
Executive Vice President,
General Counsel and Secretary
Ryan’s Restaurant Group, Inc.
1460 Buffet Way
Eagan, Minnesota 55121-1133
(651) 365-2631
(Name, address, and telephone number, including area code, of agent for service)
This Post-Effective Amendment to Registration Statement No. 333-67165 shall become effectively automatically upon the date of filing in accordance with Rules 456 and 464 promulgated under the Securities Act of 1933, as amended.

Recent Events — Deregistration
      This Post-Effective Amendment relates to the Registration Statement on Form S-8 (333-67165) filed by Ryan’s Restaurant Group, Inc. (the “Company”) with the Securities and Exchange Commission on November 12, 1998 (the “Registration Statement”) which registered 4,500,000 shares of Company common stock, par value $1.00 (the “Securities”) relating to the Ryan’s Family Steak Houses, Inc. 1998 Stock Option Plan (the “Plan”). The Company has issued 2,337,920 Securities under this Registration Statement.
      The Company, Buffets, Inc. (“Buffets”) and Buffets Southeast, Inc. (“Merger Sub”), a wholly-owned subsidiary of Buffets, entered into an Agreement and Plan of Merger dated July 24, 2006 (the “Merger Agreement”) pursuant to which, among other things, the Merger Sub would be merged with and into the Company, and all outstanding shares of Company common stock that were issued and outstanding immediately prior to the effective time of the merger (other than any shares owned by the Company, Buffets, the Merger Sub or any of their respective subsidiaries) would be cancelled and automatically converted into the right to receive per share of Company common stock an amount in cash equal to $16.25, without interest (these actions being collectively referred to as the “Merger”).
      On October 5, 2006, the Company held a special meeting of stockholders at which the stockholders adopted the Merger Agreement and the transactions contemplated thereby. On November 1, 2006, the Merger closed in accordance with the terms of the Merger Agreement.
      As a result of the Merger, which was consummated on November 1, 2006, the Company has terminated all offerings of its common stock and other securities, including the Securities, pursuant to its existing registration statements, including the Registration Statement. In accordance with the foregoing, the Company hereby removes from registration all the Securities under the Registration Statement which remain unissued and unsold as of the date hereof.
[SIGNATURES FOLLOW ON NEXT PAGE]

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on November 1, 2006.

RYAN’S RESTAURANT GROUP, INC.
By:	/s/ R. Michael Andrews, Jr.
R. Michael Andrews, Jr.
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities indicated as of November 1, 2006.

Name	Title

/s/ R. Michael Andrews, Jr.	Director, Chief Executive Officer
R. Michael Andrews, Jr.	(Principal Executive Officer)

/s/ A. Keith Wall	Chief Financial Officer
A. Keith Wall	(Principal Financial and Accounting Officer)

/s/ Frederick J. Iseman
Frederick J. Iseman	Director

/s/ Steven M. Lefkowitz
Steven M. Lefkowitz	Director